Gulf Resources Announces Results for the Second Quarter and Six Months Ended June 30, 2022

SHOUGUANG, China, Aug. 15, 2022 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", “we,” or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced financial results for the six and three months ended June 30, 2022

Gulf Resources is pleased to report a second quarter with revenues up 41% and earnings per share of $0.37 despite the interruptions in production caused by COVID-19 circumstances, the overall weakness in the Chinese economy, the continuing fact that closures of bromine and crude salt factories No.2, No.8, and No.10 and the delay in opening the new chemical factory.

Bromine pricing has continued to be strong, the average selling price in the quarter was $7,740. As COVID abates and the Chinese economy begins to recover, the Company believes demand and pricing will continue to increase. Given the economics of our bromine business, this augers well for future profits. With the likelihood of one or more of our closed facilities maybe open and the future completion of our chemical factory, our company expects we will produce strong results in the remainder of 2022 and in future years.

Financial Highlights
For the three-month period ending June 30,2022

•	Revenues increased 41% to $15,711,714

•	Gross Profit increased 80% to $7,610,594

•	Income from operations was $5,109,163 compared to a loss of ($2,382,809)

•	Net income was $3,901,794 compared to a loss of ($2,703,220).

•	Earnings per share were $0.37 compared to a loss of $0.26.

For the six-month period ending June 30,2022

•	Net revenues increased 50% to $24,642,451

•	Gross profit increased 126% to $11,991,363

•	Income from operations was $5,044,076 compared to a loss of ($5,664,233)

•	Net income was $3,781,848 compared to a loss of ($5,205,344)

•	Earnings per share were $0.36 compared with a loss per share of ($0.50).

Balance Sheet

•	As of June 30, we had cash of $79,115,431.

•	Total assets were $298,613,109. Total liabilities were $23,036,454.

•	Shareholders’ Equity was $275,576,655.

•	Based on 10,471,924 shares issued and outstanding, book value for Shareholders’ Equity per share was $26.32*.

For the Three Months Ending June 30, 2022.

Bromine Segment
Bromine revenues increased 38% to $13,893,809. The primary contributor to the higher revenues was the increase in the selling price of bromine. During the quarter the average selling price was $7,740 compared to $5,556 in the same quarter of the previous year. There is always a lag in the average selling price compared to the market price as the Company fulfills orders based on when they are received.

During the quarter the Company sold 1,795 tonnes of bromine slightly below the 1,805 in the previous year. During the second quarter of 2022, in order to control COVID, the government made a series of unannounced inspections of our bromine and crude salt facilities, that caused the Company to shut and then reopen its facilities. During the second quarter of 2021, there was one full inspection. The Company believes the inspections in 2022 had a more significant impact on production than did the inspections in 2021.

The cost of revenues in bromine was $6,865,832 representing an increase of $1,312,339 from the same quarter of the previous year.

In this quarter, to comply with new government directives, the Company separated bromine and crude salt into two separate legal entities. With this separation, bromine assets increased to $172.1 million from $138.9 million, while crude salt assets shrank to $10 million from $32.8 million. This caused bromine to receive a higher allocation of expenses than in previous years.

Even with the higher allocation of costs, income from the bromine segment increased 98.5% to $5,325,541 from $2,682,233.

In the quarter, the Company spent $32,822,927mainly in bromine wells, aqueducts and the installation of high and low voltage lines for bromide Wells.

The Company continues to believe it will receive permission to open one of these factories in 2022 and perhaps try its best effort to get another in early 2023.

During the quarter, the Company incurred capital expenditures of $32,822,927 for its bromine segment, which mainly include the cost for bromine wells, aqueducts and the installation of high and low voltage lines for bromide Wells. The Company believes these expenditures may enable it to maintain or slightly increase its utilization in the bromine segment in future quarters.

On August 3,2022, Albemarle, one of the world’s largest producers of bromine stated a press release, “Tight market conditions continue to drive strong demand and favorable pricing” (https://investors.albemarle.com/news-releases/news-release-details/albemarle-reports-strong-second-quarter-sales-growth-raising). Gulf Resources believes the same conditions apply to its business in China.

Crude Salt
Crude salt revenues increased 62% to $1,817,904. There was a 10% increase in production in tonnes and a 47% increase in average selling price. The cost of net revenue decreased by 9% to $1,235,288, largely as a result of the reallocation of costs. Crude salt reported income from operations of $142,968 compared to a loss of $578,435.

Chemicals
Revenues in chemicals were $0. The net loss was ($475,201) vs. a net loss of ($741,312) in the same period of the previous year.

During the quarter, COVID restrictions as well as supply chain issues caused delays in receiving some of the previously ordered machinery and equipment including the waste water treatment and solid waste treatment equipment. The Company is working with its existing suppliers and may identify new suppliers so that it can complete construction of its factory based on the delivery.

To date, the Company has spent $45,584,344 on its new factory. It believes the total cost will approximate $69 million. The Company cannot currently project when construction will be completed and production will begin, but it does not believe the delays will impact the cost of the project or the long-term profitability. The Company will update investors as soon as the waste- water treatment and solid waste treatment equipment is delivered.

Natural Gas Segment
The natural gas segment had $0 revenues and a net loss of ($61,699) roughly equal to the loss in the previous year. Pursuant to the Opinions of the Ministry of Natural Resources on Several Issues in Promoting the Reform of Mineral Resources Management (Trial) promulgated by the Ministry of Natural Resources of PRC on January 9, 2020, which came into effect on May 1, 2020, privately owned enterprises are allowed to participate in the natural gas production. The Company plans to proceed with its applications for the natural gas and brine project approvals with related government departments until the governmental planning has been finalized.

Other Costs
Direct factory and overhead costs for closed factories were $1,927,297 vs. $1,394,717 in the same period of the previous year.

Corporate costs declined to $67,987 from $3,193,107. In the second quarter of 2021, the Company incurred $3,113,140 in charges for stock grants to management. There were no stock grants in the second quarter of 2022.

Profit & Loss
Net income was $3,901,794 compared to a loss of $2,703,220 in the same quarter of the previous year.

Net income per share was $0.37 compared to a loss of ($0.26).

Foreign Currency Translation Adjustment
For the quarter, the Company had a negative foreign translation adjustment of $16,393,444 versus a positive adjustment of $5,334,236 in the previous year. This adjustment was caused by an approximate 6.1% decline of the RMB vs. the USD. The adjustment impacts all balance sheet translations into U.S. dollars.

Six Months Ending June 30, 2022
Net revenues increased 50% to $24,642,451. Gross profits increased 126% to $11,991,363. General and administration expenses declined 60% to $2,799,590. A major factor impacting results in 2021 was the charge of $3,113,140 for stock grants. Income before taxes was $5,127,164 versus a loss of ($5,592,573). Net income was $3,781,848 vs. a loss of ($5,205,344). Earnings per share were $0.36 vs. a loss of ($0.50).

In Bromine, revenues increased 48% to $22,019,825. Net selling prices increased 39%. Costs increased 19% to $10,786,157. Income from operations increased 376% to $6,674,375 despite the higher allocation of costs as a result of separating salt from bromine. The loss from operations in crude salt was $378,953 vs. a loss of $1,588,020 in the same period of the previous year. Chemical products lost $988,483 and natural gas lost $88,438 as neither business had revenues in the six months.

Cash Flow
We generated $18,492,397 in cash flow from operations versus $7,025,775 in the previous year. We invested $33,217,987 in our bromine business mainly for bromine wells, aqueducts and the installation of high and low voltage lines for bromide Wells. The change in the value of the RMB to the USD caused a reduction in cash and cash equivalents of ($1,642,327) versus a credit of $1,912,746 in the previous year.

Balance Sheet
As of June 30,2022, we had cash of $79,115,431. Total assets were $298,613,109. Total liabilities were $23,036,454., Shareholders’ Equity was $275,576,655. Based on 10,471,924 shares issued and outstanding, book value for Shareholders’ Equity per share was $26.32* and cash per share was $7.56*.

Commentary
“We are very pleased to have reported earnings of $0.37 per share in the second quarter despite the disruptions caused by COVID-19,” Mr. Liu Xiaobin, the CEO of Gulf Resources stated.

“With our new wells and other bromine facilities, we should be able to increase production in the remainder of 2022,” Mr. Miao Naihui,, the Chief Operating Officer, added, Bromine prices continue be strong. Our average selling price in the quarter was $7,740.As COVID abates, we expect increases in demand. The combination of production and higher pricing should lead to improvements in profits from operation in the third quarter and beyond.”

“In addition,” Mr. Miao continued, “we are hopeful one factory will receive approval to reopen in the near future. Because we have already made a lot of work to the factory, we expect further capital expenditures will be mainly within the factory site.

“We are disappointed that COVID and supply chain disruptions have delayed the opening of our Chemical factory,” stated Mr. Liu, the CEO, “but once the waste water and solid waste treatment equipment is delivered, we will update our investors. Based on the market for pharmaceuticals and their by-products as well as the market for other chemicals using bromine, we believe our chemical factory will perform well.”

“We also expect,” Mr. Liu continued, “that we may be able to produce natural gas and bromine in Sichuan Province.”

“We appreciate the patience of our shareholders,” Mr. Liu concluded, “While we are not making projections, based on the current price of bromine, we the expect the remainder of the year will be profitable.”

(*These calculations are based on the number of shares issued and outstanding of 10,471,924 shares as of June 30, 2022)

Conference Call
Gulf Resources management will host a conference call on Monday, August 15, 2022 at 07:30 PM Eastern Time to discuss its second quarter 2022 results ended June 30, 2022.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial Toll Free +1（877）545-0320 five to ten minutes prior to the scheduled conference call time. International callers should dial +1（973）-528-0002, and please reference to “Gulf Resources” or Participant Access Code: 360812 while dial in.

The webcasting is also available then, just simply click on the link below:
http://www.gulfresourcesinc.com/news-28.html

A replay of the conference call will be available two hours after the call's completion and expired by Monday, August 22, 2022. To access the replay, call +1 (877) 481-4010. International callers should call +1 (919) 882-2331. The Replay Passcode is 46362.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sell crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	June 30, 2022 Unaudited	December 31, 2021 Audited
Current Assets
Cash	$79,115,431	$95,767,263
Accounts receivable	9,302,402	14,525,807
Inventories, net	571,708	691,111
Prepayments and deposits	6,563,364	4,450,037
Other receivable	639	644
Total Current Assets	95,553,544	115,434,862
Non-Current Assets
Property, plant and equipment, net	173,562,592	162,657,546
Finance lease right-of use assets	172,814	184,824
Operating lease right-of-use assets	8,886,582	8,311,127
Prepaid land leases, net of current portion	9,862,218	10,368,469
Deferred tax assets	10,575,359	12,900,034
Total non-current assets	203,059,565	194,422,000
Total Assets	$298,613,109	$309,856,862

Liabilities and Stockholders’ Equity
Current Liabilities
Payable and accrued expenses	$11,004,823	$10,530,776
Taxes payable-current	209,817	775,708
Amount due to a related party	1,786,519	1,849,044
Finance lease liability, current portion	165,016	227,429
Operating lease liabilities, current portion	440,845	506,579
Total Current Liabilities	13,607,020	13,889,536
Non-Current Liabilities
Finance lease liability, net of current portion	1,516,899	1,770,526
Operating lease liabilities, net of current portion	7,912,535	7,557,583
Total Non-Current Liabilities	9,429,434	9,328,109
Total Liabilities	$23,036,454	$23,217,645

Commitment and Loss Contingencies

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 10,517,754 shares issued; and 10,471,924 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	24,376	24,376
Treasury stock; 45,830 and 45,830 shares as of June 30, 2022 and December 31, 2021 at cost	(510,329)	(510,329)
Additional paid-in capital	100,569,159	100,569,159
Retained earnings unappropriated	154,245,486	150,463,638
Retained earnings appropriated	24,233,544	24,233,544
Accumulated other comprehensive loss	(2,985,581)	11,858,829
Total Stockholders’ Equity	275,576,655	286,639,217
Total Liabilities and Stockholders’ Equity	$298,613,109	$309,856,862

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2022	2021	2022	2021

NET REVENUE
Net revenue	$15,711,714	$11,148,008	$24,642,451	$16,407,251

OPERATING INCOME (EXPENSE)
Cost of net revenue	(8,101,120)	(6,915,774)	(12,651,088)	(11,097,163)
Sales, marketing and other operating expenses	(17,045)	(15,625)	(27,405)	(25,170)
Direct labor and factory overheads incurred during plant shutdown	(1,927,297)	(1,394,717)	(4,111,888)	(4,008,200)
General and administrative expenses	(557,089)	(5,204,701)	(2,799,590)	(6,940,951)
Other operating expense	—	—	(8,404)	—
	(10,602,551)	(13,530,817)	(19,598,375)	(22,071,484)

PROFIT (LOSS) FROM OPERATIONS	5,109,163	(2,382,809)	5,044,076	(5,664,233)

OTHER INCOME (EXPENSE)
Interest expense	(32,296)	(39,368)	(66,988)	(76,230)
Interest income	74,548	75,437	150,076	147,890
Income (Loss) BEFORE TAXES	5,151,415	(2,346,740)	5,127,164	(5,592,573)

INCOME TAX	(1,249,621)	(356,480)	(1,345,316)	387,229
NET PROFIT (LOSS)	$3,901,794	$(2,703,220)	$3,781,848	$(5,205,344)

COMPREHENSIVE Profit (LOSS)
NET Profit (LOSS)	$3,901,794	$(2,703,220)	$3,781,848	$(5,205,344)
- Foreign currency translation adjustments	(16,393,444)	5,334,236	(14,844,410)	3,149,546
COMPREHENSIVE Profit (LOSS)	$(12,491,650)	$2,631,016	$(11,062,562)	$(2,055,798)

Earnings (LOSS) PER SHARE:
BASIC AND DILUTED	$0.37	$(0.26)	$0.36	$(0.50)

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC AND DILUTED	10,471,924	10,469,477	10,471,924	10,469,477

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Six-Month Period Ended June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$3,781,848	$(5,205,344)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Interest on finance lease obligation	69,696	71,197
Depreciation and amortization	10,275,874	8,224,864
Unrealized exchange gain on translation of inter-company balances	38,248	594,150
Deferred tax asset	1,249,763	(387,230)
Common stock issued for services	—	3,134,080
Issuance of stock options to employee	—	—
Changes in assets and liabilities:
Accounts receivable	4,683,856	1,839,939
Inventories	94,412	(252,995)
Prepayments and deposits	(2,790,331)	(98,992)
Other receivables	—	—
Accounts and Other payable and accrued expenses	2,219,224	(785,889)
Retention payable	—	—
Taxes payable	(56,516)	190,892
Prepaid land leases	—	—
Operating lease	(1,073,677)	(298,897)
Net cash provided by (used in) by operating activities	18,492,397	7,025,775

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property, plant and equipment	(33,217,987)	(5,806,435)
Net cash used in investing activities	(33,217,987)	(5,806,435)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of finance lease obligation	(283,915)	(296,597)
Net cash used in financing activities	(283,915)	(296,597)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,642,327)	1,912,746
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,651,832)	2,835,489
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	95,767,263	94,222,538
CASH AND CASH EQUIVALENTS - END OF PERIOD	$79,115,431	$97,058,027

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$—	$—
Operating right-of-use assets obtained in exchange for lease obligations	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

CONTACT: Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

  Director of Investor Relations

  Helen Xu (Haiyan Xu)

  beishengrong@vip.163.com